An Offering Statement pursuant to Regulation A relating to these securities has been filed with Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering Statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 25, 2020

Ryca International, Inc.

8300 McConnell Avenue

Los Angeles, CA 90045

702-747-4000

www.encompassbrush.com

UP TO [_____________] SHARES OF NON-VOTING CLASS A COMMON STOCK, PLUS UP TO [_______] BONUS SHARES (1)

UP TO [____________] SHARES OF VOTING CLASS B COMMON STOCK INTO WHICH THE CLASS A COMMON STOCK, INCLUDING BONUS SHARES, MAY CONVERT

The minimum investment in this offering is [___] shares of

Class A Common Stock, or $[____] plus the 3.5% processing fee discussed below

Investors in this offering will have no voting rights except those required by Delaware law. The non-voting Class A Common Stock is convertible into voting Class B Common Stock, at a 1:1 ratio, upon the earlier of (1) the closing of the sale of shares of Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, or (2) immediately prior to the closing of a Merger Event. See “Description of Capital Stock” at page 33 for additional details.

There is no minimum number of shares that must be sold in order to close this offering. See “Plan of Distribution and Selling Securityholders.”

	Price to Public (2)		Underwriting discount and commissions(3)		Proceeds to Issuer (4)
Price per share	$	[ ]	$	[ ]	$	[ ]
Start Engine investor fee per share (2)	$	[ ]		$—		$—
Price per share plus investor fee	$	[ ]		$—		$—
Total Maximum	$	[ ]	$	[ ]	$	[ ]

(1)	The company is offering up to [________] shares of non-voting Class A Common Stock, plus up to [____] additional shares of Class A Common Stock eligible to be issued as Bonus Shares to investors based upon an investor’s investment level and whether such investors “reserve” shares prior to investing in the company. See “Plan of Distribution and Selling Securityholders” for further details.
(2)	Does not include effective discount that would result from the issuance of Bonus Shares. For details of the effective discount, see “Plan of Distribution and Selling Securityholders.”
(3)	We have engaged StartEngine Primary, LLC (“StartEngine Primary”) to act as an underwriter of this offering as set forth in “Plan of Distribution and Selling Securityholders” and its affiliate StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering. We will pay a cash commission of 3.5% to StartEngine Primary on sales of Class A Common Stock, and will issue StartEngine Primary a number of shares of Class A Common Stock equal to 2% of the shares of Class A Common Stock sold through StartEngine Primary in this offering (excluding Bonus Shares) on the same terms as offered in this offering. We will also pay a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred by StartEngine Primary will be returned to the company. FINRA fees will be paid by us. This does not include processing fees paid directly to StartEngine Primary by investors. See “Plan of Distribution and Selling Securityholders” for details of compensation payable to third parties in connection with the offering.
(4)	Investors will be required to pay directly to StartEngine Primary a processing fee equal to 3.5% of the investment amount at the time of the investors’ subscription, up to $700 per investor, and to the extent any investor invests more than $20,000, we will pay the balance of such 3.5% fee. This fee will be refunded in the event we do not raise any funds in this offering. See “Plan of Distribution and Selling Securityholders” for additional discussion of this processing fee.

The company expects that the amount of expenses of the offering that it will pay will be approximately $145,000, not including commissions or state filing fees.

The company has engaged [____________________] as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors and may hold a series of closings at which we receive the funds from the Escrow Agent and issue the securities to investors.  The offering will terminate at the earlier of: the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company in its sole discretion. After each closing, funds tendered by investors will be available to the company.

The offering is being conducted on a “best-efforts” basis.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 9.

Sales of these securities will commence on approximately ___________________, 2020.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Ryca,” ”we,” “us” or “the company” refers to Ryca International, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),
•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and
•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;
•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);
•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);
•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;
•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and
•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

SUMMARY

Our Company

We are a dental innovation company with a team of engineering, dental, manufacturing, regulatory, design and business experts dedicated to improving lives through easy and effective oral care products. To address global oral disease, considering the fact that 9 out of 10 people don' t brush correctly, we are developing our flagship product, the Encompass toothbrush, a revolutionary half-mouth toothbrush. The Encompass toothbrush is being designed to prevent user error while providing a thorough cleaning in just 20 seconds. Leading our engineering efforts is our Chief Technical Officer, Gerald Brewer, the former Director of Engineering for Optiva (the maker of Sonicare), Ultreo, Inc. (the maker of the Ultreo ultrasound toothbrush) and Pacific Bioscience Laboratories (maker of the Clarisonic toothbrush). We have established relationships with engineering suppliers and manufacturers with solid experience in supplying and manufacturing leading oral care products. We have a U.S. patent covering our toothbrush design with a provisional worldwide patent application pending, as well as other patentable intellectual property relating to our current and future products.

We are developing a half-mouth J-shaped electric toothbrush with flex fingers to adjust to the teeth and full coverage bristles for proper bristle contact with each tooth. We developed and tested various working proof-of-concept prototypes validating our pump/bladder system, adjustability, size and fit. Our pump and bladder design in the brush head provides for 100 brush stokes per second.

The next steps to our development of Encompass is to finalize the bristle technology, configuration and material. Thereafter we intend to distribute our Encompass toothbrushes, beginning with our pre-orders through Indiegogo.com. Encompass falls into a generic category of exempted Class I devices as defined in 21 CFR Parts 862-892. A premarket notification application and FDA clearance is therefore not required before marketing the device in the U.S.

We plan to market and advertise Encompass through our website, social media, product placement (in movies, etc.), brochures to dental professionals, trade shows, infomercials, and commercials. Youth friendly tie-ins/licensing deals will be pursued for the “kids” brush. We will also launch a philanthropic “buy one, give one” campaign when on the market.

The Offering

Securities offered:

Maximum of [_________] shares of non-voting Class A Common Stock, plus [______] additional shares of Class A Common Stock eligible to be issued as Bonus Shares

Maximum of [_________] shares of voting Class B Common Stock into which the Class A Common Stock, including Bonus Shares, is convertible.

Securities Outstanding before the Offering (as of October 31, 2020):
Class A Common Stock:	0 shares

Class B Common Stock: (1)	5,590,631 shares

SAFEs (2):	$200,356 principal amount of SAFEs, which will automatically convert into shares of Class A Common Stock upon the initial closing of this offering, at the conversion price of $[___] per share.

Convertible Notes:

$1,070,000 principal amount of convertible promissory notes plus $16,268.36 of accrued interest as of October 31, 2020, which will automatically convert into shares of Class A Common stock once we have raised $1,500,000 in this offering, at a conversion price of $[___].

Securities Outstanding after the Offering (assuming we raise the maximum offering amount):

Class A Common Stock: (3)	[_______] shares

Class B Common Stock (1):	5,590,631 shares

Use of proceeds:	Product development, sales and marketing, operations and working capital, as described in the “Use of Proceeds” section of this Offering Circular.

(1)	Does not include 280,727 shares issuable upon the exercise of options issued under our 2020 Stock Plan or the 669,913 remaining shares reserved for issuance pursuant to the plan.
(2)	“SAFE” means a Simple Agreement for Future Equity.
(3)	Assumes a fully subscribed offering with each investment eligible for the maximum Bonus Shares, which would result in an additional [________] shares of Class A Common Stock. Also includes shares of Class A Common Stock issuable upon conversion of the SAFES and the convertible notes.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We are an early stage company and have not yet recognized revenue or profits
•	The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business
•	We face significant market competition
•	We are reliant on one main type of product offering
•	Some of our products are still in prototype phase and might never be operational products
•	This is a new and unproven product
•	We will rely on third parties to provide services essential to the success of our business
•	Our future products could have a latent design flaw or manufacturing defect
•	We have existing patents that we might not be able to protect properly
•	Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective
•	The cost of enforcing our trademarks and copyrights could prevent us from enforcing them
•	Our auditor has issued a "going concern" opinion
•	If we cannot raise sufficient funds we will not succeed
•	Terms of subsequent financings may adversely impact your investment
•	We have a high level of discretion as to the use of proceeds from this offering
•	We may be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic
•	Our ability to sell our products is dependent on government regulation which can be subject to change at any time
•	Any valuation at this stage is difficult to assess
•	An active trading market may not develop or be sustained following this offering
•	Investors in this offering will be minority holders of our Common Stock with no voting rights

•	This offering involves ''rolling closings," which may mean that earlier investors may not have the benefit of information that later investors have
•	Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment
•	The price of our shares of Class A Common Stock is likely to be volatile, and you could lose all or part of your investment
•	Each of our Amended and Restated Certificate of Incorporation and the subscription agreement for this offering has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor
•	We are offering Bonus Shares to some investors in this offering, which effectively gives them a discount on their investment

RISK FACTORS

The Commission requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Business and Operating Environment

We are an early stage company and have not yet recognized revenue or profits.

We were formed on March 22, 2007 but were dormant from 2012 until 2019. Since that time, we have focused on developing our technology and a prototype electric toothbrush, relying on securing loans, funding from founders and other investors and proceeds from product pre-sales. We have incurred only net losses to date. Further, we have never turned a profit and there is no assurance that we will ever be profitable. Accordingly, we have a limited operating history upon which you can evaluate our our performance or future prospects. We cannot assure you that we will be profitable in the future or generate sufficient revenues to pay dividends to the holders of our Common Stock.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

To be successful, we require capable people to run our day to day operations and develop our products. We are highly reliant on a small management team, and in particular our founders, Ryan Schwartz and Cary Schwartz, and our Chief Technical Officer, Gerald Brewer, to drive forward the development and commercialization of our products. We do not have any “key person” insurance and the loss of any of our key personnel may have a material adverse affect on our business and ability to grow and achieve profitability. Furthermore, as we grow, we will need to attract and hire additional employees in sales, marketing, design, development, operations, finance, legal, human resources and other areas. Depending on the economic environment and our performance, we may not be able to locate or attract qualified individuals for such positions when we need them. We may also make hiring mistakes, which can be costly in terms of resources spent in recruiting, hiring and investing in the incorrect individual and in the time delay in locating the right employee fit. If we are unable to attract, hire and retain the right talent or make too many hiring mistakes, it is likely our business will suffer from not having the right employees in the right positions at the right time. This would likely adversely impact the value of your investment.

We face significant market competition.

We will compete with larger, established companies who currently have products on the market and/or various respective product development programs. They may have much better financial means and marketing/sales and human resources than us. They may succeed in developing and marketing competing equivalent products earlier than us, or superior products than those developed by us. Competitors may render our technology or products obsolete or products developed by us may not be preferred to any existing or newly developed technologies. Furthermore, this level of competition may intensify in the future.

We are reliant on one main type of product offering.

All of our anticipated product offerings are centered around oral care products. Our revenues and ability to operate profitably therefore will be dependent upon the market for oral care products. To the extent that the market for oral care products such as ours declines, whether through the introduction of new technology, consumer pricing pressure or otherwise, we may not be able to sell our products in sufficient quantity or at price points that cover our expenses. If this were to occur, we may not be able to operate profitably and you could lose your investment.

Some of our products are still in prototype phase and might never be operational products.

Developing new products and technologies entails significant risks and uncertainties We are currently in the development stage and, although we have developed a number of proof-of-concept prototypes, we have not yet finalized a working prototype for manufacturing. Delays or cost overruns in the development of our Encompass toothbrush and failure of the product to meet our performance estimates may be caused by, among other things, unanticipated technological hurdles, difficulties in manufacturing, changes to design and regulatory hurdles. Any of these events could materially and adversely affect our operating performance and results of operations.

It is possible that we may never create an operational product or that the product may never be manufactured or sold to consumers. It is This could result in our making a determination that our business model is not sustainable and continuing operations are not be in the best interest of the Company and its stockholders, in which case you could lose your investment.

This is a new and unproven product.

Our growth expectations are based on an assumption that we will be to successfully launch our product and that it will be able to gain traction in the marketplace at a similar rate to previously launched electric toothbrushes by our competitors. The Encompass toothbrush is a completely new product that we're introducing into a crowded field of electric toothbrushes. Regardless of any current perceptions of the market, it is entirely possible that our product will not gain significant acceptance with any group of customers. In addition, it is entirely possible that no company will be able to create a half-mouth or full -mouth product that generates significant sales, rendering our intellectual property worthless. If the product fails to achieve significant sales and acceptance in the marketplace, this could materially and adversely impact the value of your investment.

We will rely on third parties to provide services essential to the success of our business.

We will rely on third parties to provide a variety of essential business functions for us, including manufacturing, shipping, retailing, and distribution. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and damage our reputation and brand. We may have little or no recourse to recover damages for these losses. Similarly, a disruption in key or other suppliers' operations could prevent us from being able to ship our product in a timely manner or at all, which could materially and adversely affect our business and damage our reputation and brand.

Our future products could have a latent design flaw or manufacturing defect.

Although we have done extensive testing on our product and intend to conduct more testing, it is possible that there is a design flaw that will require us to recall all or a significant number of products that we have delivered to customers. Similarly, it is possible that our manufacturer will introduce a defect during the manufacturing process, triggering a recall. A major recall of our products would be expensive and could significantly impact our financial condition and result of operations. We may not have the ongoing resources to cover these losses and our business may not survive.

We have existing patents that we might not be able to protect properly.

One of the our most valuable assets is our intellectual property. We have one 21 claim utility patent, and own trademarks, copyrights, Internet domain names, and trade secrets. Competitors may misappropriate or violate our intellectual property rights. Unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries do not favor the enforcement of patents or other intellectual property rights, which could hinder us from preventing the infringement of our patents or other intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in certain foreign countries where the local laws may not protect our proprietary rights as fully as in the United States or may provide, today or in the future, for compulsory licenses. Proceedings to enforce our patent rights in the United States or foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and could provoke third parties to assert patent infringement or other claims against us. We may not have the resources to adequately enforce our patent rights. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop. If competitors are able to use our technology, our ability to compete effectively could be harmed.

Moreover, in the future we may grant lenders liens on substantially all of our assets, including our intellectual property, as collateral. In such instances, if we default on our payment obligations under any future secured loans, such lenders would have the right to foreclose upon and control the disposition of our assets, including our intellectual property assets, to satisfy our payment obligations under such instruments. If such a default were to occur, and our intellectual property assets are sold or licensed, our business could be materially adversely affected.

Our trademarks, copyrights and other intellectual property could be unenforceable or ineffective.

Intellectual property is a complex field of law in which few things are certain. It is possible that competitors will be able to design around our intellectual property, find prior art to invalidate it, or render our patent unenforceable through some other mechanism. If competitors are able to bypass our trademark and copyright protection without obtaining a sublicense, it is likely that the Company's value will be materially and adversely impacted. This could also impair the Company's ability to compete in the marketplace. Moreover, if our trademarks and copyrights are deemed unenforceable, the Company will almost certainly lose any potential revenue it might be able to raise by entering into sublicenses. This would cut off a significant potential revenue stream for the Company.

The cost of enforcing our trademarks and copyrights could prevent us from enforcing them.

Trademark and copyright litigation has become extremely expensive. Even if we believe that a competitor is infringing on one or more of our trademarks or copyrights, we might choose not to file suit because we lack the cash to successfully prosecute a multi-year litigation with an uncertain outcome; or because we believe that the cost of enforcing our trademark(s) or copyright(s) outweighs the value of winning the suit in light of the risks and consequences of losing it; or for some other reason. Choosing not to enforce our trademark(s) or copyright(s), could have adverse consequences for us, including undermining the credibility of our intellectual property, reducing our ability to enter into sublicenses, and weakening our attempts to prevent competitors from entering the market. As a result, if we are unable to enforce our trademark(s) or copyright(s) because of the cost of enforcement, you could lose the value of your investment.

Our auditor has issued a "going concern" opinion.

Our auditor has issued a "going concern" opinion on our financial statements, which means that our auditor is not sure if we will be able to succeed as a business. To date, we have not generated revenues from our principal operations and have sustained losses since inception. Because losses will continue until such time that we can complete a working Encompass toothbrush and begin selling them and have no committed source of financing, we rely on financing to support our operations. These factors, among others, raise substantial doubt about our ability to continue as a going concern. We intend to fund our operations through the sale of our securities to third parties and related parties or through credit facilities. If we cannot raise enough capital, we may consume all our cash reserved before we can generate revenue. There are no assurances that management will be able to raise capital on terms acceptable to us. If we are unable to obtain sufficient amounts of additional capital, it could harm our business, financial condition, and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

If we cannot raise sufficient funds we will not succeed.

We are offering shares of Class A Common Stock in the amount of up to $[________] in this offering, and may close on any investments that are made, since there is no minimum offering amount. We have previously issued $1,070,000 of convertible notes in an offering under Regulation Crowdfunding that mature on April 30, 2023 and, together with accrued interest of $16,268.36 through October 31, 2020, would be converted into Class A Common Stock at that time unless converted into equity prior to that date. Even if we raise the maximum amount in this offering, we are likely to need additional funds in the future in order to grow, and if it cannot raise those funds for whatever reason, including reasons relating to the company itself or the broader economy, we may not survive. If we raise less than the maximum offering amount, we will have to find other sources of funding for some of our plans outlined in "Use of Proceeds."

We may not have enough capital as needed and may be required to raise more capital. We anticipate needing access to credit in order to support our working capital requirements as we grow. Although interest rates are low, it is still a difficult environment for obtaining credit on favorable terms. If we cannot obtain credit when we need it, we could be forced to raise additional equity capital, modify our growth plans, or take some other action. Issuing more equity may require bringing on additional investors. Securing these additional investors could require pricing our equity below its current price. If so, your investment could lose value as a result of this additional dilution. In addition, even if the equity is not priced lower, your ownership percentage would be decreased with the addition of more investors. If we are unable to find additional investors willing to provide capital, then it is possible that we will choose to cease our operations. In that case, the only asset remaining to generate a return on your investment could be our intellectual property. Even if we are not forced to cease operations, the unavailability of credit could result in the Company performing below expectations, which could adversely impact the value of your investment.

Terms of subsequent financings may adversely impact your investment.

We will likely need to engage in common equity, debt, or preferred stock financings in the future, which may reduce the value of your investment in the Common Stock. Interest on debt securities could increase costs and negatively impact operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of our Common Stock. In addition, if we need to raise more equity capital from the sale of Common Stock, institutional or other investors may negotiate terms that are likely to be more favorable than the terms of your investment, and possibly a lower purchase price per share.

We have a high level of discretion as to the use of proceeds from this offering.

Our success will be substantially dependent upon the discretion and judgment of our management team with respect to the application and allocation of the proceeds of this offering. The use of proceeds described below is an estimate based on our current business plan. We, however, may find it necessary or advisable to re-allocate portions of the net proceeds reserved for one category to another, and we will have broad discretion in doing so.

We may be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

On March 11, 2020, the World Health Organization declared the outbreak of a coronavirus (COVID-19) pandemic.  Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the company’s shares and investor demand for shares generally.

This downturn could also materially adversely affect our potential suppliers and manufacturers, resulting in a decrease in their capacity to supply us with components for products or to manufacture our products, or an increase in the costs for supplies and manufacturing facilities. We also may not be able to engage in selling and marketing efforts that involve in person sales approach. An inability to attend trade shows may slow marketing to dental professionals and slow uptake of our product. Each of these events could materially affect our ability to grow our business.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Our ability to sell our products is dependent on government regulation which can be subject to change at any time.

Our ability to sell product is dependent on government regulation such as the FDA (Food and Drug Administration), FTC (Federal Trade Commission) and other relevant government laws and regulations. The laws and regulations concerning the selling of products may change in a way that makes it commercially unfeasible for us to selling our products and you may lose your investment in our company. See “The Company’s Business – Regulation.”

Risks Related to the Securities and the Offering

Any valuation at this stage is difficult to assess.

The valuation for the offering was established by us based on various factors, including the market size for electric toothbrushes as well as the experience of our executive team, our patent rights and consumer enthusiasm based on pre-orders received through indiegogo.com. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment.

An active trading market may not develop or be sustained following this offering.

There has been no public market for our Class A Common Stock.  While we have signed a quotation agreement to trade our shares of Class A Common Stock on StartEngine Secondary’s new alternative trading system (the “ATS”), an active trading market for our Class A Common Stock may never develop or, if developed, may not be maintained. If an active market for our Class A Common Stock does not develop or is not maintained, it may be difficult for you to sell the shares of Class A Common Stock you purchase in this offering without depressing the market price for the Class A Common Stock or at all. An inactive trading market also may impair our ability to raise capital to continue to fund operations by selling shares. The lack of an active market also may reduce the fair market value of your shares of Class A Common Stock.

Furthermore, we may, at any time, remove our Class A Common Stock from quotation on the ATS, in which case, a trading market may cease to exist and you may need to hold your shares indefinitely.

Investors in this offering will be minority holders of our Common Stock with no voting rights.

The shares of Class A Common Stock are non-voting and voting control is in the hands of a few large stockholders. Therefore, investors in this offering will have a limited ability to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. You are trusting that our executive officers, who are majority stockholders of our voting Common Stock, will make the best decisions for the company and its stockholders as a whole. Furthermore, in the event of a liquidation of our company, you will only be paid out if there is any cash remaining after all of the creditors of our company have been paid out.

This offering involves ''rolling closings," which may mean that earlier investors may not have the benefit of information that later investors have.

We may request that StartEngine Primary instruct the Escrow Agent to disburse offering funds to us at any time. At that point, investors whose subscription agreements have been accepted will become our stockholders. In light of our early stage of development, our business is likely to change significantly during the offering period. We will file supplements to our Offering Circular reflecting material changes and investors whose subscriptions have not yet been accepted will have the benefit of that additional information. These investors may withdraw their subscriptions and get their money back. Investors whose subscriptions have already been accepted, however, will already be our stockholders and will have no such right.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy and would be in addition to the StartEngine Primary processing fee. See “Plan of Distribution and Selling Securityholders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: Credit Cards and Investments – A Risky Combination, which explains these and other risks you may want to consider before using a credit card to pay for your investment.

The price of our shares of Class A Common Stock is likely to be volatile, and you could lose all or part of your investment.

The trading price of our shares of Class A Common Stock, if any, is likely to be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume and the other risks described in this section. These factors also include, without limitation:

•	increased competition or events affecting our competitors;
•	actual or anticipated variations in our operating results;
•	failure to meet expectations of the investment community or those we otherwise provide to the public;
•	our cash position, and announcements or expectations of additional financing efforts or needs, or issuances of debt or equity securities;
•	sales of our shares of Class A Common Stock by us, or our stockholders in the future, or trading volume of our shares on ATS;
•	market conditions in our industry or the overall performance of the equity markets and general political and economic conditions;
•	additions or departures of key management, scientific or other personnel;
•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities or industry analysts;
•	changes in the market valuation of similar companies;
•	failure to successfully develop, market and sell our products;
•	disputes or other developments related to intellectual property and other proprietary rights; and
•	significant lawsuits, including stockholder litigation.

Furthermore, the public equity markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class A Common Stock. If the market price of our Class A Common Stock after this offering declines below the offering price in this offering, you may not realize any return on your investment in us and may lose some or all of your investment.

Each of our Amended and Restated Certificate of Incorporation and the subscription agreement for this offering has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

Our Amended and Restated Certificate of Incorporation provides that the Court of Chancery in the State of Delaware is the sole and exclusive forum for stockholder actions against or brought in the name of the company. See “Description of Capital Stock.” In addition, in order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement, and not arising under federal securities laws, in state or federal courts located in the State of Delaware. These forum selection provisions may limit your ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

We are offering Bonus Shares to some investors in this offering, which effectively gives them a discount on their investment.

Certain investors in this offering who invest more than $[____] or more than $[____], are entitled to receive Bonus Shares based on the amount of their investment, which effectively gives them a discount on their investment. In addition, investors who “reserve” shares of the company’s Class A Common Stock via the online platform provided by StartEngine Crowdfunding, Inc. (“StartEngine”) prior to the qualification of this Offering will be entitled to receive Bonus Shares on the amount of their investment in the company once the offering is qualified, which also effectively gives them a discount on their investment. These Bonus Shares perks are not exclusive, and investors are eligible to receive Bonus Shares in either or both scenarios. See “Plan of Distribution and Selling Securityholders” for further details. Therefore, the value of shares of investors who either (i) invest less than $[____] or $[____] or (ii) do not “reserve” shares prior to investing in the company, and pay the full price for the Class A Common Stock in this offering, will be immediately diluted by investments made by investors entitled to receive the Bonus Shares, who will effectively pay less per share.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares of Class A Common Stock with the effective cash price paid by existing stockholders. In March 2020, 1,499,711 shares originally issued in 2007 were contributed to the capital of the company without consideration, and cancelled. Subsequently in March 2020, the company affected a 2:1 reverse stock split. In _____________ 2020, the company affected a recapitalization of its capital stock, creating non-voting Class A Common Stock and reclassifying its existing voting Common Stock as Class B Common Stock. In addition, in ________________2020, the Company amended the terms of its SAFEs to provide that they convert into Class A Common Stock, rather than preferred stock. The dilution disclosures contained in this section are based upon the instruments issued and outstanding as of October 31, 2020. The table presents shares and pricing as issued and reflects all transactions since inception. The share numbers and amounts in this table assume exercise of all outstanding options into shares of Class B Common Stock at their exercise price and conversion of all outstanding SAFEs and convertible notes into shares of Class A Common Stock at their respective conversion prices and gives effect to the company’s March 2020 share contribution and reverse stock split (reflecting half the number of shares and twice the per share price) and the _______________ 2020 recapitalization.

	Dates Issued	Issued Shares	Potential Shares	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion
Class B Common Stock	2007	1,524,383		1,524,383		$0.0002

Class B Common Stock	2008	100,000		100,000		$0.0002

Class B Common Stock	2010	2,138,262		2,138,262		$0.0002

Class B Common Stock	2020	1,827,986		1,827,986		$0.0001

Outstanding Options (1)			280,727	280,727		$0.023

SAFEs (2)	2018		[ ]	[ ]	$	[ ]

Convertible Notes (3)	2019		[ ]	[ ]	$	[ ]

Total Common Stock Equivalents		5,590,631	[ ]	[ ]	$	[ ]

Investors in this offering, assuming $[___] raised (excluding Bonus Shares) (4) (5)		[ ]		[ ]	$	[ ]
Total after inclusion of this offering (4) (5)		[ ]	[ ]	[ ]	$	[ ]

Investors in this offering, assuming $[___] raised (including Bonus Shares) (5) (6)		[ ]		[ ]	$	[ ]

Total after inclusion of this offering (5) (6)		[ ]	[ ]	[ ]	$	[ ]

(1)	Assumes the exercise of all outstanding options to purchase Class B Common Stock at the exercise price noted above.

(2)	The aggregate amount of outstanding SAFEs of $200,356 will convert automatically into shares of Class A Common Stock upon the first closing of this offering at the conversion price of $[___].

(3)	Assuming the company raises at least $1.5 million in its initial closing under this offering, the aggregate principal amount of convertible notes of $1,070,000 plus $16,268.36 of accrued interest as of October 31, 2020, will automatically into Class A Common Shares at the conversion price of $[___].

(4)	The number of shares does not include the issuance of any Bonus Shares. The price per share does not include $[____] per share, which each investor will pay directly to StartEngine Primary as a processing fee, nor any discount that may result from the issuance of Bonus Shares.

(5)	Does not include shares of Class A Common Stock to be issued to StartEngine Primary in connection with its services provided to us in this offering. See “Plan of Distribution and Selling Securityholders.”

(6)	Assumed [______] Bonus Shares are issued to investors in this offering. The price per share does not include $[____] per share, which each investor will pay directly to StartEngine Primary as a processing fee.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another Regulation A round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2020 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2021 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the number of shares of Common Stock underlying convertible notes that the company may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

USE OF PROCEEDS

Ryca estimates that if it sells the maximum offering amount, the net proceeds to the company will be approximately $[______] after deducting the estimated offering expenses of approximately $[_____] (including payment to StartEngine Prime LLC, legal and accounting professional fees and other expenses).

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by us. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

	25% of Offering Sold		50% of Offering Sold		75% of Offering Sold		100% of Offering Sold
Offering Proceeds

Shares Sold		[ ]		[ ]		[ ]		[ ]

Gross Proceeds	$	[ ]	$	[ ]	$	[ ]	$	[ ]

Total Before Expenses	$	[ ]	$	[ ]	$	[ ]	$	[ ]

Offering Expenses

StartEngine Fees (1)	$	[ ]	$	[ ]	$	[ ]	$	[ ]

Escrow Agent and Related Fees		[ ]		[ ]		[ ]		[ ]

Legal and Accounting		[ ]		[ ]		[ ]		[ ]

Publishing/EDGAR		[ ]		[ ]		[ ]		[ ]

Blue Sky Compliance		[ ]		[ ]		[ ]		[ ]

Total Offering Expenses	$	[ ]	$	[ ]	$	[ ]	$	[ ]

Amount of Offering Proceeds Available for Use	$	[ ]	$	[ ]	$	[ ]	$	[ ]

Estimated Expenditures

Sales and Marketing	$	[ ]	$	[ ]	$	[ ]	$	[ ]

Operations		[ ]		[ ]		[ ]		[ ]

Product Development		[ ]		[ ]		[ ]		[ ]

Total Expenditures	$	[ ]	$	[ ]	$	[ ]	$	[ ]

Working Capital Reserves	$	[ ]	$	[ ]	$	[ ]	$	[ ]

(1)	Includes a $15,000 advance fee for reasonable accountable out of pocket expenses actually anticipated to be incurred by StartEngine Primary. Any unused portion of this fee not actually incurred will be returned to the Company. Does not include the value associated with the Class A Common Stock to be issued to StartEngine Primary or fees payable to StartEngine Primary in connection with the trading of our Class A Common Stock on StartEngine Secondary’s ATS.

Marketing is our largest expected expenditure. Our marketing costs consist mainly of internal salaries, market research, building on-line campaigns, branding and content marketing. Also included are advertising costs on several types of media, including television, radio, podcasts and internet services such as Facebook and Google. These costs include engaging vendors such as advertising agencies and consultants.

Product development is our second largest expected expenditure. This mostly includes salaries for the internal research and development team. We expect to hire additional engineers and quality assurance engineers. These engineers will assist with improving our existing products as well as developing our planned new products.

We reserve the right to change the above use of proceeds if management believes it is in the best interest of the company.

The allocation of the net proceeds of the offering set forth above represents the company’s estimates based upon its current plans, assumptions it has made regarding the industry and general economic conditions and its future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of the company’s management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of the company’s actual expenditures will depend upon numerous factors, including market conditions, cash generated by the company’s operations (if any), business developments and the rate of the company’s growth. The company may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that the company does not raise the entire amount it is seeking, then the company may attempt to raise additional funds through private offerings of its securities or by borrowing funds.

THE COMPANY’S BUSINESS

Overview

We are a dental innovation company with a team of engineering, dental, manufacturing, regulatory, design and business experts dedicated to improving lives through easy and effective oral care products. To address global oral disease, considering the fact that 9 out of 10 people don' t brush correctly, we are developing our flagship product, the Encompass toothbrush, a revolutionary half-mouth toothbrush. The Encompass toothbrush is being designed to prevent user error while providing a thorough cleaning in just 20 seconds. Leading our engineering efforts is our Chief Technical Officer, Gerald Brewer, the former Director of Engineering for Optiva (the maker of Sonicare), Ultreo, Inc. (the maker of the Ultreo ultrasound toothbrush) and Pacific Bioscience Laboratories (maker of the Clarisonic toothbrush). We have established relationships with engineering suppliers and manufacturers with solid experience in supplying and manufacturing leading oral care products. We have a U.S. patent covering our toothbrush design with a provisional worldwide patent application pending, as well as other patentable intellectual property relating to our current and future products.

Our Products and Intellectual Property

We are developing a half-mouth J-shaped electric toothbrush with flex fingers to adjust to the teeth and full coverage bristles for proper bristle contact with each tooth. We developed and tested various working proof-of-concept prototypes validating our pump/bladder system, adjustability, size and fit. Our pump and bladder design in the brush head provides for 100 brush stokes per second.

We conducted a sales campaign through indiegogo.com and received over 3,000 orders for Encompass toothbrushes totaling $450,998 in pre-sales of our product. We believe that this show of support validates the concept of our product.

We have a U.S. patent covering our toothbrush design that was granted in 2013 and expires in 2031. We have a provisional worldwide patent application pending.

We have been working closely with iConn Systems, a custom engineering firm, to engineer our handle design and ultimately manufacture our Encompass toothbrush. We are in discussions with a number of parties, including iConn Systems, to supply materials for the bristle technology of our brush heads, which we have engineered internally and we have identified suppliers for the other component parts and materials of our products, such as batteries, motors, and plastics.

Strategy

The next steps to our development of Encompass is to finalize the bristle technology, configuration and material. Thereafter we intend to distribute our Encompass toothbrushes, beginning with our pre-orders through Indiegogo.com. Encompass falls into a generic category of exempted Class I devices as defined in 21 CFR Parts 862-892. A premarket notification application and FDA clearance is therefore not required before marketing the device in the U.S. However, We will be required to register the establishment and list the generic category or classification (21 CFR Part 807).

We plan to market and advertise Encompass through our website, social media, product placement (in movies, etc.), brochures to dental professionals, trade shows, infomercials, and commercials. Youth friendly tie-ins/licensing deals will be pursued for the “kids” brush. We will also launch a philanthropic “buy one, give one” campaign when on the market.

Following distribution of Encompass toothbrushes to indiegogo.com purchasers and our other backers, our plan is to launch first in dental offices via “feet on the street” to secure the critical endorsement of dental professionals. Simultaneously, we will “soft launch” by selling direct-to-consumers from our website. From there we expect to expand to other sales avenues, such as infomercials and retail stores.

Initially, we intend to sell the Encompass toothbrush in single packs, dual packs, and family packs. Brush heads are recommended to be replaced every 3 months and we intend to sell replacement brush heads under a subscription model, providing for a recurring revenue stream. Thereafter, we expect to develop additional therapeutic features and complimentary products.

Market Opportunity

The global electric toothbrush market size is expected to reach $3.9 billion by 2024, rising at a compound annual growth rate (CAGR) of 8.1% during the forecasted period. The oral care market generally is projected to reach $53.3 billion by 2025 from $44.5 billion in 2019, at a CAGR of 3.0%. Current products in oral care market are failing to meet oral care needs as oral disease affects nearly 50% of the global population, with tooth decay affecting nearly 2.4 billion individuals with permanent teeth and more than 480 million children with primary teeth. Consumers deserve a better, faster, smarter way to brush and disabled and elderly communities need a solution that understands their limitations. We believe our Encompass toothbrush, once developed, will be well positioned to address this problem.

Competition

We will compete with larger, established companies who currently have products on the market and/or various respective product development programs, such as such as Colgate-Palmolive, Koninklijke Philips, Proctor &Gamble, Panasonic and Water Pik. Many of our competitors have much better financial means and marketing/sales and human resources than us. The Oral-B brand by Proctor & Gamble has been the leader in oral care for over 60 years, and the global leader in both manual and powered toothbrushes. Sonicare, made by Koninklijke Philips following its acquisition of Optiva, is the powered toothbrush most endorsed by U.S. dental professionals. Both brands make highly effective toothbrushes only if used correctly by consumers. Studies show only 1 in 10 people brush correctly. It is recommended that people brush for 2 minutes twice a day and floss at least once. Although statistics show that the average American brushes for just 45 to 70 seconds per day.

There are emerging "mouthguard" toothbrushes, or U-shaped toothbrushes, attempting to improve user compliance by decreasing the effort and time required. However, according to reviews of these products published on electricteeth.com, these brushes failed to remove plaque as well as standard or electric toothbrushes, when used correctly and, in many case even when they were not used correctly. A team at the University of Florence conducted a study of 22 participants, which was published in the International Journal of Environmental Research and Public Health, comparing the then best-selling V-White toothbrush to a manual and electric toothbrush and to not brushing at all. That U-shaped brush was found to be not effective in removing dental plaque and not significantly different from no brushing, even though its was used for a full 2 minutes during this study. We believe these poor results reflect the fact that the design does not provide for a sufficient range of motion of the bristles to reach all areas of each tooth, unlike our pump and bladder design.

Employees

We have six full time employees and nine part-time employees.

Regulation

Encompass falls into a generic category of exempted Class I devices as defined in 21 CFR Parts 862-892. A premarket notification application and FDA clearance is therefore not required before marketing the device in the U.S. However, Ryca is required to register the establishment and list the generic category or classification (21 CFR Part 807). See https://www.accessdata.fda.gov/scripts/cdrh/cfdocs/cfpcd/classification.cfm?id=1296.

We are required to comply with all applicable FDA and other regulatory requirements, including, but not limited to: labeling (21 CFR Part 801); medical device reporting (reporting of medical device-related adverse events) (21 CFR 803) for devices; good manufacturing practice requirements as set forth in the quality systems (QS) regulation (21 CFR Part 820) for devices; and ISO 13485, Medical devices — Quality management systems — Requirements for regulatory purposes. While toothbrushes are not technically considered medical devices in the European Union (“EU”) under its Medical Device Directive or Medical Device Regulations, we will be required to comply with the requirements of all EU legislation and obtain certification of compliance for our products in the EU.

We will conduct all applicable safety testing and obtain certification as outlined in the applicable regulatory requirements and standards including:

UL 1431, Standard for Personal Hygiene and Health Care Appliances

ISO 20127:2020, Dentistry — Physical properties of powered toothbrushes

ISO 60335, Household and similar electrical appliances — safety

ISO 20126, Dentistry — Manual toothbrushes — General Requirements and test methods

Regulation (EC) 1275/2008, Ecodesign

Directive 2014/30/EU, Electromagnetic Compatibility (EMC) Directive

Directive 2006/95/EC, Low Voltage Directive

While we will go to market using the standard medical claims outlined for powered toothbrushes, We plan to eventually expand the medical claims/indication to include treating and preventing gingivitis upon the completion of clinical studies as outlined by the American Dental Association. Such clinical studies will include two 30-day clinical trials of at least 30 subjects per group. The studies will need to demonstrate that Encompass can be employed under unsupervised conditions by the average layman to provide a pooled average reduction in gingivitis of no less than 10% (using the Modified Gingival Index) or 15% (using the Löe and Silness Gingival Index) and a statistically significant reduction in plaque when compared to baseline results.

We believe this future expanded label may exceed the limitation for 510(k) exemption. This will also be the case if we decide to make claims about our bristles having antibacterial protection. However, Encompass would still be considered a Class I device with such extended indications for use as is evident in the predicate device submissions (K022900, K061199, K040416).

THE COMPANY’S PROPERTY

Because we are still an early stage company, we do not own or lease any property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Unless otherwise indicated, the latest results discussed below are as of June 30, 2020.

The financial statements included in this filing as of June 30, 2020 and for the six months ended June 30, 2020 and 2019 are unaudited, and may not include year-end adjustments necessary to make those financial statements comparable to audited results, although in the opinion of management all adjustments necessary to make interim consolidated statements of operations not misleading have been included.

Overview

We were incorporated in Delaware in 2007 but were dormant from 2012 until 2019. Since that time, we have been engaged in the development, design and direct-to-customer marketing of our Encompass toothbrush and have relied on securing loans, funding from founders and proceeds from product pre-sales. As such, we have limited significant operating history, and have not recognized revenue to date.

As of June 30, 2020, we had negative retained earnings and will likely incur additional losses prior to generating positive working capital. These matters raise substantial concern about our ability to continue as a going concern. During the next twelve months, we intend to fund our operations with capital raised from this offering, our recent offering of convertible notes, and potentially from revenue producing activities depending on the timing of completion and distribution of our product. We may also require additional equity and /or debt funding to support our manufacturing and sales and marketing efforts until we build sufficient sales to support our operations. We cannot assure you that in the future we will be able to raise capital on acceptable terms or at all.  If we are unable to obtain sufficient amounts of additional capital whether from revenue producing activities or otherwise, we may cease operations. Our financial information below does not include any adjustments that might result from these uncertainties.

The Company's expenses consists of, among other things, design and development of the Encompass toothbrush, and general operating expenses. The Company incurred research and development costs, recorded as general and administrative expenses, during the process of developing and designing its proof of concept models and its working prototype. Research and development costs consist primarily of outside services. The Company expenses these costs as incurred until the resulting product has been completed, tested and made ready for commercial use.

Results of operations

Six Months Ended June 30, 2020 and June 30, 2019

	For the six months ended June 30,	For the six months ended June 30,
	2020	2019
Revenues	$—	$—

Operating Expenses:
General and administrative	66,790	409
Sales and marketing	14,300	41,000
Total operating expenses	81,090	41,409

Net Operating Income (Loss)	(81,090)	(41,409)

Interest expense	1,641

Tax provision (benefit)

Net Income (Loss)	$(82,731)	$(41,409)

The Company's expenses consists primarily of, among other things, design and development of the Encompass toothbrush, and operating expenses for preproduction marketing and securing key manufacturing partners as well as our crowdfunding offering of convertible notes. The Company incurred research and development costs (reflected in general and administrative expenses above) during the process of developing and designing its proof of concept models and its working prototype. Research and development costs consist primarily of outside services.

We have also recorded $410,370 of unearned revenue on our June 30, 2020 balance sheet resulting from our pre-sales of Encompass through indiegogo.com. These revenues would be recorded on our income statement once we ship, which we anticipate occurring by the end of June 2021.

Year ended December 31, 2019 and December 31, 2018

	For the year ended December 31,	For the year ended December 31,
	2019	2018
Revenues	$—	$—

Operating Expenses:
General and administrative	40,560	—
Sales and marketing	208,756	—
Total operating expenses	249,316	—

Net Operating Income (Loss)	(249,316)	—

Interest expense	—	—

Tax provision (benefit)	13,513	—

Net Income (Loss)	$(262,829)	$—

Sales and marketing, and general administrative expenses in 2019 reflect the increase in activities preparing to launch our pilot phase pending receipt of funding from this offering.

Liquidity and Capital Resources

As of June 30, 2020, we had $550,438 in cash and cash equivalents. To date we have funded our operations with proceeds from the issuance of convertible notes, loans from our founders and other individuals and pre-sales of our product through indiegogo.com. We currently utilize approximately $50,000 per month to fund our ongoing operations, which we expect to increase significantly as we move towards manufacturing and distributing our products.

From 2007 to 2009, we sold convertible notes totaling $175,000 with maturity dates ranging from 2010 and 2011. And bearing interest at a rate of 7%. In April 2020, we reached an agreement with each of the convertible note holders wherein the note holders agreed to cancel their note and all obligations thereunder in consideration for the issuance of a SAFE equal to the original principal amount of the notes plus interest accrued through the maturity date. The aggregate amount of the SAFEs, $200,356, will convert automatically into shares of Class A Common Stock upon the first closing of this offering at the conversion price of $[___].

In 2019, Dr. Cary Schwartz advanced the company $93,544 and several other individuals collectively lent us $25,000, $115,000 of which has been repaid and $3,544 of which was converted to an equity contribution.

In April 2020, we commenced an offering of convertible notes pursuant to Regulation Crowdfunding under the Securities Act. The offering closed in July 2020 and we issued a total of $1,070,000 of convertible notes. The notes bear interest at the rate of 5% simple interest per annum, payable at the maturity date of April 30, 2023, unless converted into shares of our Class A Common Stock prior to that date. In the event we sell shares of stock to investors in one or more transactions resulting in gross proceeds of $1,500,000 (a “qualified offering”), the convertible notes will convert into shares of our non-voting Class A Common Stock at a per share conversion price equal to the lesser of: (1) 80% of the price paid by investors in the qualified offering, and (2) the quotient of $8,000,000 (“Valuation Cap”) divided by the aggregate number of our then fully diluted outstanding common shares prior to conversion. In the event that we raise $1,500,000 in this offering, the aggregate principal amount plus accrued interest of these convertible notes will convert into shares of Class A Common Stock at a per share conversion price of $[___]. In the event that we sell our company, holders of the notes are entitled to receive the greater of (1) principal plus accrued interest and (2) the amount they would have received if the notes were converted into shares of non-voting common stock immediately prior to the sale transaction. Unless earlier converted, at maturity these convertible notes would convert into shares of Class A Common Stock at a price per share equal to the Valuation Cap divided by the then fully diluted outstanding common shares prior to conversion.

Plan of Operation

At 25% of the maximum offering amount, our focus is covering tooling costs and getting Encompass to consumers, beginning with our Indiegogo customers. We will also develop our fulfillment protocols including setting up a direct channel for consumers to buy our products. Finally, we will begin targeted advertising to support our direct channel social media.

At 50% of the maximum offering amount, we plan to begin building up our inventory to support growth, increase our targeted advertising and add operational support.

At 75% or greater of the maximum offering amount, we expect to further scale our business to meet incoming orders, increase awareness and demand for our product with expanded advertising across multiple media platforms, and start setting money aside to support research & development on ancillary products and build assets, such as user videos and 3D dramatizations.

Trend Information

Our business and operations are sensitive to general business and economic conditions in the United States and other countries that we may operates in. In general, positive conditions in the broader economy promote customer spending, while economic weakness, which generally results in a reduction of customer spending, will have a muted effect on spending on oral health care products. A host of factors beyond the Company's control could cause fluctuations in these conditions, including the progression of the COVID-19 pandemic and its impact on the global economy. Other adverse conditions may include increased competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

See the section entitled “Implications of Being an Emerging Growth Company” at the beginning of this Offering Circular for a discussion of the modified reporting requirements for “emerging growth” companies that we may take advantage of should be become a public reporting company.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The company’s executive officers and directors are listed below.

Name	Position	Age	Date Appointed to Current Position	Hours per Week / Full- time
Executive Officers

Ryan Schwartz	President and Chief Executive Officer	46	March 22, 2007	Full-time

Cary Schwartz	Founder, Board Secretary and Advisor	76	March 22, 2007	25

Summer Harriff	Chief Operations Officer	43	February 1, 2008	Full-time

Gerald Brewer	Chief Technical Officer	74	January 1, 2010	Full-time

Scott Ryder	Chief Financial Officer	51	October 12, 2019	25

Mike Isaac	Chief Marketing Officer	46	May 1, 2020	25

Directors

Ryan Schwartz	Chairman and Founder	46	March 22, 2007

Ryan Schwartz, Founder, President and Chief Executive Officer.

Ryan Schwartz has served as our president and chief executive officer from March 2007 to the present date. He is an experienced entrepreneur and leader proficient in raising capital, procuring talent and building strong brands in multiple successful start-ups within mortgage, marketing and film industries. He holds a MFA in Film Production degree from University of Southern California and a Bachelor’s Degree in International Relations and Affairs from U.C., Berkeley.

Cary Schwartz, Founder, Board Secretary and Advisor.

Cary Schwartz began his cosmetic dentistry practice in the Beverly Hills area more than 34 years ago. He retired from practice in 2015 and since that time has focused on advising our company and managing his person investments, as well as spending time with family and friends. In 2014, he entered into a stipulation and order with the Dental Board of California providing for the surrender of his dental license in order to resolve allegations of unprofessional conduct and gross negligence. Dr. Schwartz received his BA in Zoology from University of California at Los Angeles (“UCLA”), then his DDS in dentistry from UCLA.

Summer Harriff, Chief Operations Officer.

Summer Harriff has served as our Chief Operations Officer from February 2008 to the present date. She has over 20 years of executive experience helping medical device and pharmaceutical companies optimize their people and business strategies, ensure regulatory and quality compliance, and implement best practices to accelerate time to market. She holds a Ph.D. in Industrial Organizational Psychology from California School of Professional Psychology and a Bachelor’s Degree in Psychology from Scripps College.

Gerald Brewer, Chief Technical Officer.

Gerald Brewer has served as our Chief Technical Officer from January 2010 to the present date. He was the Director of Engineering for Optiva (the maker of Sonicare) from 1994 to 2004, which was acquired by Royal Philips Electronics in 2000. He was also the Director of Engineering for Ultreo, Inc. from 2004 to 2008, and for Pacific Bioscience Laboratories (Clarisonic) from 2009 to 2017, which was acquired by L’Oreal in 2011. As Director of Engineering, he was generally responsible for engineering/R&D, worldwide sourcing, tooling development, quality and regulatory compliance. He is an inventor on over 25 U.S. patents as well as patents in other countries.

Scott Ryder, Chief Financial Officer.

Scott Ryder has served as our Chief Financial Officer from October 2019 to the present date. Prior to joining us, he was the Chief Financial Officer for Casa de Amparo, Motivating the Masses, Inc., and the ManKind Project from March 2013 to October 2019. From Feb 2012 to Feb 2013, he was Head of Operations, Investment Banking Group of D.A. Davidson & Co. From Sep 2006 to Jan 2012, he was the Chief Operations and Compliance Officer for McGladrey Capital Markets. Scott has over 25 years of executive leadership experience in finance and operations with oversight of strategic planning, compliance, human resources, IT, investor relations and all financial functions. His financial executive experience includes mergers & acquisition, strategic planning, financial planning (short and long term), SEC reporting, investor relations, financial audit, budgeting, revenue management, financial controls and financial reporting. He holds a M.B.A. degree from U.C. Irvine and a Bachelor’s Degree in Economics from the University of Redlands. In May 2019, Mr. Ryder and his wife filed a voluntary petition in the United States Bankruptcy Court for the Southern District of California seeking relief under Chapter 13 of the U.S. Bankruptcy Code. The repayment plan was approved by the court on October 28, 2019.

Mike Isaac, Chief Marketing Officer.

Mike Isaac has 25 years of experience in marketing, branding, insights, design and product. Mr. Isaac founded Anvil Brand Company in 2016, a brand consultancy working across sectors connecting people to ideas, brands, and products. Prior to this, Mike was Deputy Director of Global Brands and Insights at the Bill & Melinda Gates Foundation starting in 2011 where he built the foundation’s communications insights and brand management capabilities, and directed the foundation’s Creative and Content team. Prior to the foundation, he worked for Brown-Forman Corporation from 2003 to 2011 in a number of roles, most recently as AVP Global Marketing Director for Southern Comfort leading its global re-launch in 120 countries. His career began in 1996 at Optiva Corporation, makers of the Sonicare electronic toothbrush as a manufacturing engineer and product designer. He led a number of new product introductions, innovations and licensing arrangements for Inc. magazine’s 1997 #1 fastest growing privately held company in America.

Advisory Board

In addition to Dr. Cary Schwartz, we also benefit from the advice and guidance of the other members of our advisory board.

Cyrus Tahmasebi, DDS, FACD.

Dr. Tahmasebi has done research and development work on laser whitening as the Medical Director of BriteSmile Company, introducing laser whitening globally. Subsequently, serving as Chief Executive Officer of Glamsmile in the U.S., U.K. and Canada, he then became the Vice President of Education as well as Research and Development at DenMat where he invented and brought many products to market including FirstFit Technology, a guided restoration preparation. Today, Dr. Tahmasebi manages FirstFit Technology for global distribution. In the course of his work at these companies he has introduced many products to dentistry, including a Diode laser, lesion detection light, the One Hour Veneer system, and most recently the invention of First Fit Technology, a guided prosthetics delivery system that utilizes digital technology to provide 3D printed prep guides and the final ready-to-seat restoration at the same time. He has appeared as a dental expert on CNN, CBS, ABC and other TV networks. He has 25 years experience in practicing cosmetic and minimally invasive dentistry; 20 years experience in developing and bringing to market innovative dental products; 25 years of lecturing globally as an expert Key Opinion Leader; 25 years of executive experience in the dental industry; 30 patents held on innovative dental techniques and technologies. Dr. Tahmasebi received his dental degree from the University of Southern California in 1991, and started practicing dentistry in La Jolla, CA, that same year. He has served on the Board of Directors of the ADA, San Diego Dental Association, and the Board of the Orange County Dental Academy. He is a Fellow of the College of Dentistry as well as the International Academy of Esthetic Dentistry.

Ben Dickson, DDS.

Dr, Dickson is an owner and dentist at Dickson Dental Group in Solana Beach, CA. He's also Clinic Director at St. Leo’s Volunteer Dental Clinic and on the Advisory Board at Palomar College – Dental Assisting. He was named Top Dentist in San Diego by his peers in 2019. He is diligently involved in developing and bringing to market innovative dental products as well as being deeply committed to bringing oral healthcare to the underprivileged.

Barbra Griffin, DDS.

Formerly a nurse and now a practicing Oral and Maxillofacial Surgeon, Dr. Griffin has served thousands of patients in Texas with compassion, dedication, and surgical excellence. Her expertise and exemplary patient care takes her across multiple clinics throughout the state as a highly sought-after traveling oral surgeon.

Katherine (née Schwartz) Nasoff, DDS.

Dr. Katherine Nasoff (née Schwartz) is an orthodontist practicing in both Pasadena, California and Sherman Oaks, California. She is a member of the American Association of Orthodontists and the California Dental Association. She graduated from the University of Southern California with a certificate in orthodontics and a masters degree in craniofacial biology. Prior to orthodontics residency, Dr. Nasoff attended the University of Southern California where she obtained her doctor of dental surgery degree.  While in dental school, Dr. Nasoff was involved in teaching undergraduate students about dentistry and served as a teaching assistant for clinical courses at the dental school. Dr. Nasoff enjoyed volunteering with the USC Mobile Clinic to provide free dental services to underserved communities in Southern California.  She was also the editor of The Explorer Journal, a research publication of the USC Dental School. Dr. Nasoff completed her undergraduate education at the University of California, Berkeley where she majored in Biology and minored in Global Poverty and Practice.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2019, we compensated our three highest paid executive officers as follows. We did not pay any compensation to our director in connection with his board service in 2019.

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Ryan Schwartz	Chief Executive Officer	5,000	–	5,000

Summer Harriff	Chief Operations Officer	5,000	–	5,000

Gerald Brewer	Chief Technical Officer	0	–	0

Ryan Schwartz

We have entered into a consulting agreement with Mr. Ryan Schwartz under which he has agreed to provide us his services as CEO of the Company. Mr. Ryan Schwartz is compensated based on a 40-hour work week at a flat rate to be agreed between the parties every 3 months based on Ryca’s financial situation. Effective July 2020, the flat rate is $5,000 per month. The agreement became effective March 22, 2007, has a term of one year and renews automatically for successive one-year terms thereafter. The agreement may be terminated by either party for convenience, with or without cause, upon 30 days’ prior written notice to the other party. It also contains provisions providing for the protection of the company’s confidential information and the company’s ownership of any work product of Mr. Ryan Schwartz under the agreement.

Cary Schwartz

We have entered into a consulting agreement with Dr. Cary Schwartz under which he has agreed to act as Board Secretary and provide guidance to our dental advisory board and to our management team. Dr. Schwartz is compensated based on a 25-hour work week at a flat rate to be agreed between the parties every 3 months based on Ryca’s financial situation. Dr. Schwartz currently has flat rate set at $0. The agreement became effective March 22, 2007, has a term of one year and renews automatically for successive one-year terms thereafter. The agreement may be terminated by either party for convenience, with or without cause, upon 30 days’ prior written notice to the other party. It also contains provisions providing for the protection of the company’s confidential information and the company’s ownership of any work product of Dr. Schwartz under the agreement.

Summer Harriff

We have entered into a consulting agreement with Ms. Harriff under which he has agreed to provide the following services, as well as such other services as may be reasonably requested by the us from time to time:

•	Oversee Operations including HR related matters
•	Assist with Regulatory and Quality Management System aspects of the Company
•	Assist with intellectual property matters
•	Assist in other related activities as appropriate

Ms. Harriff is compensated based on a 40-hour work week at a flat rate to be agreed between the parties every 3 months based on Ryca’s financial situation. Effective July 2020, the flat rate is $5,000 per month. The agreement became effective February 1, 2008, has a term of one year and renews automatically for successive one-year terms thereafter. The agreement may be terminated by either party for convenience, with or without cause, upon 30 days’ prior written notice to the other party. It also contains provisions providing for the protection of the company’s confidential information and the company’s ownership of any work product of Ms. Harriff under the agreement. In March 2020, Ms. Harriff was also issued 913,993 shares of the Class B Common Stock at a purchase price equal to par value, $0.0001 per share.

Gerald Brewer

We have entered into a consulting agreement with Mr. Brewer under which he has agreed to provide the following services, as well as such other services as may be reasonably requested by us from time to time:

•	oversee engineering
•	assist with Quality Management System aspects for us
•	assist with intellectual property matters
•	assist in other related activities as appropriate

Mr. Brewer is compensated based on a 40-hour work week at a flat rate to be agreed between the parties every 3 months based on Ryca’s financial situation. Effective July 2020, the flat rate is $5,000 per month. The agreement became effective January 1, 2010, has a term of one year and renews automatically for successive one-year terms thereafter. The agreement may be terminated by either party for convenience, with or without cause, upon 30 days’ prior written notice to the other party. It also contains provisions providing for the protection of the company’s confidential information and the company’s ownership of any work product of Mr. Brewer under the agreement. In March 2020, Mr. Brewer was also issued 913,993 shares of the Class B Common Stock at a purchase price equal to par value, $0.0001 per share.

Scott Ryder

We have entered into a consulting agreement with Mr. Ryder under which he has agreed to provide the following services, as well as such other services as may be reasonably requested by us from time to time:

•	provide leadership, direction and management of the finance and accounting team
•	provide strategic recommendations to our executive management team
•	manage the processes for financial forecasting and budgets, and overseeing the preparation of all financial reporting
•	advise on long-term business and financial planning
•	establish and develop relations with senior management and external partners and stakeholders

Mr. Ryder is compensated based on a 25-hour work week at a flat rate to be agreed between the parties every 3 months based on Ryca’s financial situation. Effective July 2020, the flat rate is $3,000 per month. The agreement became effective October 12, 2019, has a term of one year and renews automatically for successive one-year terms thereafter. The agreement may be terminated by either party for convenience, with or without cause, upon 30 days’ prior written notice to the other party. It also contains provisions providing for the protection of the company’s confidential information and the company’s ownership of any work product of Mr. Ryder under the agreement. In April 2020, Mr. Ryder also received options exercisable for the purchase of 195,856 shares of Class B Common Stock at an exercise price of $0.023 and an expiration date of April 10, 2030.

Mike Isaac

We have entered into a consulting agreement with Mr. Isaac under which he has agreed to provide the following services, as well as such other services as may be reasonably requested by us from time to time:

•	provide leadership, direction and management of the marketing efforts in the role of CMO
•	provide strategic recommendations to our executive management team
•	manage the processes for marketing and branding
•	advise on industrial design
•	establish and develop relations with senior management and external partners and stakeholders

Mr. Isaac is compensated based on a 25-hour work week at a flat rate to be agreed between the parties every 3 months based on Ryca’s financial situation. The flat rate is currently $1,500 per month. The agreement became effective May 1, 2020, and has a term of one year, as extended by mutual agreement in writing by the parties. The agreement may be terminated by either party for convenience, with or without cause, upon 30 days’ prior written notice to the other party. It also contains provisions providing for the protection of the company’s confidential information and the company’s ownership of any work product of Mr. Brewer under the agreement.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of October 31, 2020, the voting securities of the company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the company’s voting securities or having the right to acquire those securities. The table assumes that all options have vested. The company’s voting securities consist of its Class B Common Stock and options exercisable for Class B Common Stock. The address for each officer and director of the company is the address of the company set forth on the cover page of this Offering Circular.

Name and address of beneficial owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Ryan Schwartz	Class B Common Stock	2,089,131		37.4%

Cary Schwartz	Class B Common Stock	1,436,275		25.7%

Summer Harriff	Class B Common Stock	913,993		16.3%

Gerald Brewer	Class B Common Stock	913,993		16.3%

All current officers and directors as a group (6 people)	Class B Common Stock and Options	5,353,392	195,856	95.9%

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

From 2009 to 2019, Cary Schwartz lent $93,544 to the company, of which $90,000 has been repaid as of June 30, 2020. The balance of $3,544 was converted to a capital contribution by Dr. Schwartz as of June 30, 2020.

DESCRIPTION OF CAPITAL STOCK

General

The company is offering up to [_________] shares of Class A Common Stock.

The following description summarizes the most important terms of the company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of the company’s amended and restated certificate of incorporation (“Restated Certificate”) and its amended and restated bylaws (the “Bylaws”), copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the company’s capital stock, you should refer to the Restated Certificate and the Bylaws of the company and to the applicable provisions of Delaware law.

The authorized capital stock of the company consists of two classes designated, respectively, Class A Common Stock, par value $0.0001 per share and Class B Common Stock, par value $0.0001 per share.

As of _________________, 2020, the authorized and outstanding shares included:

Class	Authorized	Issued and Outstanding
Class A Common Stock	[ ]	—

Class B Common Stock	[ ]	5,590,631

Class B Common Stock Underlying Options	(1)	280,727

(1)	950,640 shares of Class B Common Stock are reserved for issuance under our 2020 Option Plan.

Dividends

Holders of the Class A Common Stock and holders of Class B Common Stock will be entitled to receive, on a pari passu basis, such dividends as may be declared from time to time by the Board of Directors. In the event that dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Class A Common Stock will receive shares of Class A Common Stock or rights to acquire shares of Class A Common Stock, as the case may be, and the holders of shares of Class B Common Stock will receive shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, as the case may be.

Voting

Class A Common Stock. Except as otherwise provided in the Restated Certificate or by applicable law, the shares of Class A Common Stock are non-voting shares and will not be entitled to vote on any matter. With respect to any matter on which the holders of Class A Common Stock are entitled to vote under applicable law, each holder Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held as of the applicable date. Under the Delaware General Corporation Law and our Restated Certificate, holders of Non-voting Common Stock are entitled to vote on a limited number of corporate actions, including:

•	an amendment to the certificate of incorporation that would increase or decrease the authorized amount or par value of the Class A Common Stock or alter or change the powers, preferences, or special rights of the Class A Common Stock so as to affect them adversely,

•	conversion of the company to a limited liability company, statutory trust, business trust or association, real estate investment trust, common-law trust or any other unincorporated business including a general or limited partnership or a corporation domiciled in another state and

•	a transfer to or domestication in any non-U.S. jurisdiction, either ceasing or continuing to exist as a Delaware corporation.

Class B Common Stock. Except as otherwise provided in the Restated Certificate or by applicable law, the Class B Common Stock will be entitled to vote as a single class on all matters (including the election of directors) that are submitted to a vote or for the consent of the stockholders of the company. Each holder of shares of Class B Common Stock will be entitled to one (1) vote for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the company.

Subdivision or Combinations

If the company in any manner subdivides or combines the outstanding shares of one class of Common Stock, then the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

Liquidation

In the event of a Deemed Liquidation Event (as defined below), the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to share equally, pari passu and on a pro rata basis, in all assets of the company of whatever kind available for distribution.

Each of the following events is a “Deemed Liquidation Event”:

•	a merger or consolidation in which the company is a constituent party or a subsidiary of the company is a constituent party and the company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the company or a subsidiary in which the shares of capital stock of the company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (a) the surviving or resulting corporation; or (b) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (a “Merger Event”); or
•	the (a) sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the company or any subsidiary of the company of all or substantially all the assets of the company and its subsidiaries taken as a whole (including, without limitation, intellectual property), or (b) sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the company if substantially all of the assets of the company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the company; or
•	any transaction or series of related transactions in which shares of capital stock of the company representing in excess of fifty-percent (50%) of the voting power of the shares of capital stock of the company is transferred (whether by the sale and issuance of shares of capital stock of the company or otherwise, and whether or not the company is a party to such transaction or series of related transactions); provided, however, that such transaction or series of related transaction will not include any transaction or series of transactions consummated by the parties thereto solely for bona fide equity financing purposes of the company and in which cash is received by the company or any successor of the company, or indebtedness of the company is cancelled or converted, or any combination thereof.

Automatic Conversion of the Class A Common Stock

Upon the earlier of (i) immediately prior to the closing of a Merger Event or (ii) the closing of the company’s first sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act, then (i) all outstanding shares of Class A Common Stock will automatically be converted into shares of Class B Common Stock at a 1-for-1 ratio, and (ii) such shares may not be reissued by the company.

Forum Selection

Unless the company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee to the company or the company’s stockholders, (iii) any action asserting a claim against the company, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the company’s Restated Certificate or Bylaws or (iv) any action asserting a claim against the company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The company is offering up to [__________] shares of Class A Common Stock  (not including Bonus Shares) on a “best efforts” basis, as described in this Offering Circular. The minimum subscription is $[_______], or [____] shares. The aggregate purchase price including the 3.5% processing fee payable directly to StartEngine Primary per share is $[____], resulting in a minimum investment of $[____].

The company has engaged StartEngine Primary, LLC (“StartEngine Primary”) as its placement agent to assist in the placement of its securities in those states it is registered to undertake such activities, including soliciting potential investors on a best efforts basis. As such, StartEngine Primary is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. StartEngine Primary is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities. Persons who desire information about the offering may find it at www.startengine.com. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the startengine.com website.

In addition, we have engaged an affiliate of StartEngine Primary, StartEngine Crowdfunding, Inc. to perform administrative and technology-related functions in connection with this offering on its platform.  StartEngine Primary will use its online platform to provide technology tools to allow for the sales of securities in this offering.  In addition, StartEngine CF will assist with the facilitation of credit and debit card payments through the online platform. We will reimburse StartEngine for the following expenses (i) any applicable fees for fund transfers, (ii) all credit card charges charged to StartEngine by its credit card processor (typically 3.5%), (iii) escrow agent fees charged to StartEngine by third party escrow agents, and (iv) fees charged in connection with chargebacks or payment reversals.

Commissions and Discounts

The following table shows the total discounts and commissions payable to StartEngine Primary in connection with this offering:

	Per Share		Total
Public offering price (1)	$	[ ]	$	[ ]

Placement Agent commissions, payable by the company	$	[ ]	$	[ ]

Proceeds, before expenses	$	[ ]	$	[ ]

(1)    Not including the StartEngine Primary processing fee payable by investors.

In addition, the investors will pay a cash processing fee of 3.5% to StartEngine Primary on sales of securities into states in which it is registered, up to $700 per investor, and to the extent any investor invests more than $20,000, we will pay the balance of such 3.5% processing fee.

The company will also issue to StartEngine Primary shares of Class A Common Stock equal to 2% of the shares purchased in this offering proceeds raised through StartEngine Primary (excluding Bonus Shares), divided by $[___] per share, rounded to the nearest whole share. If we raise the maximum amount in this offering, we would issue [________] shares to StartEngine Primary. These shares will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities for a period of 180 days beginning on the date of commencement of sales in this offering, pursuant to FINRA Rule 5110(e)(1), subject to limited exceptions.

Other Terms

In addition to the commission described above, the company will also pay $15,000 to StartEngine Primary for out of pocket accountable expenses paid prior to commencing. This fee will be used for the purpose of coordinating filings with regulators and conducting a compliance review of the company’s offering. Any portion of this amount not expended and accounted for will be returned to the company. Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the company to StartEngine Primary will be approximately $[________].

StartEngine Primary has also agreed to perform the following services in exchange for the compensation discussed above:

•	design, build, and create the company’s campaign page,
•	provide the company with a dedicated account manager and marketing consulting services,
•	provide a standard purchase agreement to execute between the company and investors, which may be used at company’s option and
•	coordinate money transfers to the company.

Bonus Shares for Certain Investors

Certain investors in this offering are eligible to receive bonus shares of Class A Common Stock, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”). The amount of Bonus Shares investors in this offering are eligible to receive and the criteria for receiving such Bonus Shares is as follows:

(i)	“Reserved” Shares. Prior to the qualification by the SEC of the company’s offering, the company will offer investors the opportunity to “reserve” shares via the StartEngine website. To reserve shares, an investor must create and login to his or her StartEngine account and navigate to the company’s campaign page. On our campaign page, the investor may select the green "Reserve My Shares" button, which will bring the investor to a new page where the investor will indicate the amount of shares (or amount of money) he or she would like to reserve in the company. The reservation is finalized by clicking the green “Reserve My Shares” button. Investors who reserve shares in this manner will receive 10% additional Bonus Shares on their actual investment once this offering is qualified by the SEC (rounded down to the nearest whole share). For example, if an investor reserves 100 shares, and subsequently confirms this reservation and purchases the 100 shares, such investor will receive an additional 10 shares of the company’s Class A Common Stock, for a total of 110 shares. “Reserving” shares is simply an indication of interest. There is no binding commitment for investors that reserve shares in this manner to ultimately invest and purchase the shares reserved of the company, or to purchase any shares of the company whatsoever.
(ii)	Investment Amount. Investors will be eligible to receive Bonus Shares based on the amount of their investment in this offering. Investors that invest at least $[____] in this offering will receive additional Bonus Shares equal to 5% of the number of shares purchased, rounded down to the nearest whole share. Investors that invest at least $[____] will additional Bonus Shares equal to 10% of the number of shares purchased, rounded down to the nearest whole share. For example, if an investor invests $[____], the investor will receive 5% more shares of Class A Common Stock, and will receive an additional [____] Bonus Shares of Class A Common Stock, for a total of [____] shares.

Investors receiving the 5% bonus will pay an effective price of approximately $[____] per share before the StartEngine processing fee, while investors receiving the 10% bonus will pay an effective price of approximately $[____] per share before the StartEngine processing fee. The StartEngine processing fee will be assessed on the full share price of $[____], and not the effective, post bonus price.

Investors may be eligible to receive both Bonus Share perks described above. As such, investors in this offering are eligible to receive up to 20% additional Bonus Shares on their investment in this Offering.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Common Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, checks will not be accepted, to the escrow account to be setup by the Escrow Agent. Tendered funds will remain in escrow until a closing has occurred. StartEngine Crowdfunding will assist with the facilitation of credit and debit card payments through the Online Platform. The company estimates that processing fees for credit card subscriptions will be approximately 3.5% of total funds invested per transaction, although credit card processing fees may fluctuate. The company intends to pay these fees and will reimburse StartEngine Crowdfunding for transaction fees and return fees that it incurs for returns and chargebacks. The company estimates that approximately 70% of the gross proceeds raised in this offering will be paid via credit card. This assumption was used in estimating the Start Engine fees included in the total offering expenses set forth in “Use of Proceeds.” Upon closing, funds tendered by investors will be made available to the company.

The minimum investment in this offering is [____] shares of Common Stock, or $[____], plus the StartEngine processing fee of 3.5%.

In order to invest you will be required to subscribe to the offering via the Online Platform and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount, including the StartEngine processing fee, that does not exceed the greater of 10% of his or her annual income or 10% of your net worth (excluding the investor’s principal residence).

The company has entered into an Escrow Services Agreement with [______________] (the “Escrow Agent”). Investor funds will be held by the Escrow Agent pending closing or termination of the offering.  All subscribers will be instructed by the company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering. The company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned.

The Escrow Agent is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the company, recommend the company’s securities or provide investment advice to any prospective investor, and no communication through any medium, including any website, should be construed as such, or distribute this Offering Circular or other offering materials to investors. The use of the Escrow Agent’s technology should not be interpreted and is not intended as an endorsement or recommendation by it of the company or this offering. All inquiries regarding this offering or escrow should be made directly to the company.

In the event that the company terminates the offering while investor funds are held in escrow, those funds will promptly be refunded to each investor without deduction or interest and in accordance with Rule 10b-9 under the Exchange Act.

Pursuant to our agreement with StartEngine Primary, the company agrees that 6% of the total funds received into escrow will be held back as a deposit hold in case of any ACH refunds or credit card chargebacks. The hold will remain in effect for 180 days following the close of the offering. 60 days after the close of the offering, 4% of the deposit hold will be released to the company. The remaining 2% will be held for the final 120 days of the deposit hold. After such further 120 days, the remaining 2% will be released to the company. Assuming the maximum offering amount, we estimate the deposit hold could be for up to $290,000.

We have signed a quotation agreement with StartEngine Primary to trade our shares of Class A Common Stock on StartEngine Secondary, its SEC-registered alternative trading system. A copy of the quotation agreement is filed as an exhibit to the Offering Statement of which this Offering Circular is a part.

StartEngine Secure LLC, an affiliate of StartEngine Primary, will serve as transfer agent to maintain stockholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our stockholder register.

Forum Selection Provision

The subscription agreement provides that state or federal courts located in the State of Delaware are the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

Selling Stockholders

No securities are being sold for the account of stockholders; all net proceeds of this offering will go to the company.

Investor Perks

To encourage participation in the offering, the company is providing specific perks for investors. The company is of the opinion that these perks do not alter the sales price or cost basis of the securities in this offering. Instead, the perks are promotional items intended as a “thank you” to investors that help the company achieve its mission. However, it is recommended that investors consult a tax professional to fully understand any tax implications of receiving any perks before investing. The perks available to investors that invest in our Class A Common Stock are as follows:

• $500	— 50% off first purchase of an Encompass Toothbrush
• $1,000	— Two free Encompass Toothbrushes (international investors will be asked to pay for shipping)
• $2,500	— Invitation to participate in focus group(s) plus all perks from the $1,000 level
• $5,000	— Quarterly investor update calls plus all perks from the $2,500 level
• $20,000	— Free replacement brush heads for life, lunch with our Chief Executive Officer and Chief Technical Officer plus all perks from the $2,500 level
• $50,000	— Name recognition on packaging (if possible) and website for philanthropic "buy one give one" campaign, factory tour (flight and stay not included) plus all perks from $20,000 level.

These rewards are subject to availability and we reserve the right to change these rewards at any time as needed.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the Commission. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this Offering Circular by filing a Supplement with the Commission. We hereby incorporate by reference into this Offering Circular all such Supplements, and the information on any Form 1-K, 1-SA or 1-U filed after the date of this Offering Circular.

All these filings will be available on the Commission’s EDGAR filing system. You should read all the available information before investing.

RYCA INTERNATIONAL, INC.

Financial Statements for the calendar

Years Ended December 31, 2019 and 2018

INDEPENDENT AUDITOR’S REPORT

September 24, 2020

To:          Board of Directors, Ryca International, Inc.

Attn: Ryan Schwartz

Re:          2019-2018 Financial Statement Audit

We have audited the accompanying financial statements of Ryca International, Inc. (a corporation organized in Delaware) (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity/deficit, and cash flows for the calendar year periods thus ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations, shareholders’ equity and its cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes to the financial statements, the Company has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group, LLC

Aurora, Colorado

September 24, 2020

RYCA INTERNATIONAL, INC.

BALANCE SHEET

As of December 31, 2019 and 2018

See Independent Auditor’s Report and Notes to the Financial Statements

	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$250,325	$0
Total current assets	250,325	0

Total Assets	250,325	0

LIABILITIES AND OWNERS' EQUITY
Current Liabilities
Accounts payable	1,280	0
State tax payable	13,513
Unearned revenue	375,759
Total Current Liabilities	390,554	0

Investor notes payable	301,044	203,544
Accrued interest payable	25,715	25,715

Total Liabilities	717,313	229,259

OWNERS' EQUITY

Common Stock	5,006	5,006
Owner’s Contribution	141,324	116,224
Retained Earnings	(613,318)	(350,489)
Total Owners' Equity	(466,988)	(229,259)

Total Liabilities and Owners' Equity	$250,325	$0

RYCA INTERNATIONAL, INC.

STATEMENT OF OPERATIONS

For Years Ending December 31, 2019 and 2018

See Independent Auditor’s Report and Notes to the Financial Statements

	2019	2018
Revenues	$0	$0

Operating expenses
General and administrative	40,560	0
Sales and marketing	208,756	0
Total operating expenses	249,316	0

Net Operating Income (Loss)	(249,316)	0

Interest expense	0	0

Tax provision (benefit)	13,513	0

Net Income (Loss)	$(262,829)	$0

RYCA INTERNATIONAL, INC.
STATEMENT OF OWNERS’ EQUITY
For Years Ending December 31, 2019 and 2018
See Independent Auditor’s Report and Notes to the Financial Statements

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Owners’ Equity
Balance as of January 1, 2018	$5,006	$116,224	$(350,489)	$(229,259)
Net Income (Loss)
Balance as of December 31, 2018	5,006	116,224	(350,489)	(229,259)
Capital Contributions		25,100		25,100
Net Income (Loss)			(262,829)	(262,829)
Balance as of December 31, 2019	$5,006	$141,324	$(613,318)	$(466,988)

RYCA INTERNATIONAL, INC.

STATEMENT OF CASH FLOWS

For Years Ending December 31, 2019 and 2018

See Independent Auditor’s Report and Notes to the Financial Statements

	2019	2018
Operating Activities
Net Income (Loss)	$(262,829)	$0
Adjustments to reconcile net income (loss)
to net cash provided by operations:
Changes in operating asset and liabilities:
Increase (Decrease) in unearned revenue	375,759
Increase (Decrease) in accounts payable	1,280	0
Increase (Decrease) in state tax payable	13,513

Net cash used in operating activities	127,725	0

Investing Activities
None	0	0

Net cash used in operating activities	0	0

Financing Activities
Proceeds from loan issuance	97,500	0
Proceeds from capital contributed	25,100

Net change in cash from financing activities	122,600	0

Net change in cash and cash equivalents	250,325	0

Cash and cash equivalents at beginning of period	0	0
Cash and cash equivalents at end of period	$250,325	$0

RYCA INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

See Independent Auditor’s Report

As of December 31, 2019 and 2018

NOTE 1 – NATURE OF OPERATIONS

Ryca International, Inc. (which may be referred to as the “Company”, “we,” “us,” or “our”) was incorporated in Delaware on 2007 but was dormant from 2012 until 2019. The Company is engaged in the development, design and direct-to-customer marketing of their half-mouth toothbrush product. The Company has offered presales of their product through 2019 with manufacturing and deliver to consumers planned for 2020.

Since Inception, the Company is a development stage and has relied on securing loans, funding from founders and proceeds from product pre-sales. As of December 31, 2019, the Company had negative retained earnings and will likely incur additional losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 8). During the next twelve months, the Company intends to fund its operations with funding from a crowdfunding campaign (see Note 9) and the receipt of funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company's business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2019 and 2018, the Company had $250,325 and $0 of cash on hand, respectively.

Fixed Assets

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to forty years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of December 31, 2019, the Company did not have any fixed assets and there was no impairment.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

•	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Any deferred tax items of the Company have been fully valued based on the determination of the Company that the utilization of any deferred tax assets is uncertain.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 when it has satisfied the performance obligations under an arrangement with the customer reflecting the terms and conditions under which products or services will be provided, the fee is fixed or determinable, and collection of any related receivable is probable. ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company earns revenues through the sale of its products. The Company records the revenue when the products have been delivered to their customers.

Accounts Receivable

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoices. As of December 31, 2019 the Company did not have any accounts receivable.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – UNEARNED REVENUE AND PRE-SALE PROCEEDS

The Company has pre-sold its product through its direct-to-customer channel. The Company records the proceeds of its pre-sales as an unearned revenue liability until the product is delivered. As of December 31, 2019 and 2018, the balance of unearned revenue of the Company totals $375,759 and $0, respectively. The Company’s pre-sales have been made through Indiegogo and are reported net of any platform expenses charged by Indiegogo.

The nature of the agreement with customers solicited through the Indiegogo platform is that if the Company is unable to deliver the goods as promised, customers are not necessarily entitled to a refund of their sponsorship amounts. The Company has, nevertheless, booked these amounts as liabilities as it fully expects to be able to deliver the goods in accordance with the Indiegogo campaign.

NOTE 4 – INCOME TAX PROVISION

The Company filed its corporate income tax return for the periods ended December 31, 2019 and 2018. The income tax returns will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed. The Company incurred a loss during the period from Inception through December 31, 2019 however has accrued $13,513 of state income tax payable due to timing differences in recognizing pre-sales revenue for tax purposes.

NOTE 5 – DEBT

In capitalizing and funding the early operations of the Company, the Company extended convertible notes, with various individuals (the “Investor Notes Payable”) which have a collective outstanding balance of $175,000. The notes accrued interest at the rate of 7% per annum, compounded annually. Interest was payable at maturity.

As part of the inducement to secure and sustain the investment, warrants for the issuance of common stock were awarded to the Investor Note holders at varying strike prices. The Warrants were required to be exercised, in whole or in part, during the term commencing on the earlier of 1) closing date of the Next Equity Financing, 2) on the Maturity Date (as defined in the Note) or if such Maturity Date is extended by the Company then such later date, or 3) the date that the Note is pre-paid in full, with acceptable (and expected) consideration to be a reduction in the outstanding balance of the note of approximately.

The Company reached an agreement with each of the convertible note holders to extend the maturity date on each of the notes until April 30, 2023, cancel the corresponding Warrant Agreements, and cap the accrued interest as of the original maturity date.

Convertible Note Holders:

Gigi and Scott Dixon Amount Owed: $114,490 Interest Rate: 0.0% Maturity Date: April 30, 2023	Michael Pulwer Amount Owed: $14,309 Interest Rate: 0.0% Maturity Date: April 30, 2023	Creditor: Bruce Petrie Amount Owed: $5,000 Interest Rate: 0.0% Maturity Date: due upon demand
McAfee Engineering Profit Sharing Fund Amount Owed: $57,245 Interest Rate: 0.0% Maturity Date: April 30, 2023	Other Indebtedness Creditor: Cary Schwartz, Founder Amount Owed: $93,544 Interest Rate: 0.0% Maturity Date: due upon demand	Creditor: Michael Nelson Amount Owed: $10,000 Interest Rate: 0.0% Maturity Date: due upon demand
Jerry Borrison Amount Owed: $14,311 Interest Rate: 0.0% Maturity Date: April 30, 2023	Creditor: Barbara Griffin Amount Owed: $10,000 Interest Rate: 0.0% Maturity Date: due upon demand	Creditor: Neil Sullivan Amount Owed: $7,500 Interest Rate: 0.0% Maturity Date: due upon demand

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

NOTE 7 – EQUITY

The Company has a single class of stock. Investor funds have been raised as founders’ shares totaling $5,006 and additional capital has been contributed by founders to support commercial operations in the amounts of $141,324 and $116,224 as of December 31, 2019 and December 31, 2018, respectively.

NOTE 8 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2007 and incurred a loss since inception. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 9 – SUBSEQUENT EVENTS

Indebtedness

On January 22, 2020, the Company repaid $90,000 to Cary Schwartz. The current amount owed to Mr. Schwartz is $3,544. The Company repaid the loans from Neill Sullivan and Michael Nelson in full on March 9, 2020 and April 17, 2020, respectively. Bruce Petrie and Barbara Griffin’s loans were repaid in full on April 20, 2020 and April 27, 2020, respectively.

Reverse Stock Split

In February 2020, the Company completed a 1-for-2 reverse stock split. As a result of the reverse stock split, every two outstanding shares of common stock was automatically converted into one share of common stock. The reverse stock splits decreased the number of the Company’s shares of common stock outstanding.

New Stock Issuances

On March 20, 2020, the Company issued 1,827,866 shares of the Company’s common stock to two shareholders in exchange for $183.

Convertible Notes Exchanged for SAFE Instruments

In April 2020, the Company reached an agreement with each of the Convertible Note holders listed in Note 5 to convert their respective convertible notes into SAFE agreements. If there is an equity financing before the termination of the SAFEs, the SAFEs will automatically convert into the number of shares of SAFE preferred stock equal to the SAFE’s purchase amount and providing for a 50% discount price.

These SAFEs will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with these SAFEs) immediately following the earliest to occur of: (i) the issuance of capital stock to the investor pursuant to the automatic conversion of this Safe under Section 1(a); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(b) or Section 1(c) of the SAFE agreement.

SAFE agreement holders:

Gigi and Scott Dixon	Jerry Borrison
Purchase Amount: $114,491	Purchase Amount: 14,311

McAfee Engineering Profit Sharing Fund	Michael Pulwer
Purchase Amount: 57,245	Purchase Amount: 14,309

Ryca International, Inc. 2020 Stock Plan

On April 10, 2020, the Company established the Ryca International, Inc., 2020 Stock Plan with a maximum aggregate number of issuable shares totaling 950,640. The purpose of the plan is to advance the interests of Ryca International, Inc., and its stockholders by providing an incentive to attract, retain, and reward persons providing services to the Company. Unless terminated earlier by the Board or if the maximum aggregate number of shares of Stock issuable is increase by vote of the Board or stockholders, the term of the plan is ten (10) years from April 10, 2020.

Stock Option Grants

On April 10, 2020, the Company granted an option to Namrata Chand to purchase 65,285 shares of stock of RYCA International, Inc. at an exercise price of $0.023. Thirty-five percent of the shares vested immediately and the balance will vest equally on a monthly basis over 48 months beginning on May 10, 2020. The option expires on April 10, 2030. The grant was made pursuant to the RYCA International, Inc. 2020 Stock Plan.

On April 10, the Company granted an option to Caleb Vainikka to purchase 19,586 shares of stock of RYCA International, Inc. at an exercise price of $0.023. The shares will vest upon receipt by no later than December 31, 2020, of all deliverables called for under the estimate dated December 3, 2019, from Cove Produce Design to the satisfaction of the Board of Directors of the Company in its sole discretion. The option expires on December 31, 2030. The grant was made pursuant to the RYCA International, Inc. 2020 Stock Plan.

On April 10, the Company granted an option to Scott Ryder to purchase 195,856 shares of stock of RYCA International, Inc. at an exercise price of $0.023. Thirty-five percent of the shares vested immediately and the balance will vest equally on a monthly basis over 48 months beginning on May 10, 2020. The option expires on April 10, 2030. The grant was made pursuant to the RYCA International, Inc. 2020 Stock Plan. The Company reached an agreement with each of the Convertible Note holders wherein the note holders agreed to cancel their note and all obligations thereunder in consideration for the issuance of a SAFE and the Company agreed to issue the SAFE to the holder in consideration for the cancellation of the note.

Completed Crowdfunding Offering

On July 23, 2020, the Company completed an offering (the “Crowdfunded Offering”) through StartEngine and its FINRA approved Regulation CF portal, which raised $1,070,000.

The minimum investment was $250, and each investor received a convertible note that offers the investor the right to receive Non-Voting Common Stock in Ryca International, Inc. The amount of Non-Voting Common Stock an investor will receive will be determined at the next equity round in which the Company raises at least $1,500,000 in a qualified equity financing. The highest conversion price per security is set based on a $8,000,000 valuation cap or if less, then the investor will receive a 20.0% discount on the price the new investors are paying. These investors also receive 5.0% interest per year added to their investment. When the maturity date is reached, if the note has not converted then the investors are entitled to receive Non-Voting Common Stock equal to their investment and interest back at a price per security determined by dividing the Valuation Cap by the aggregate number of outstanding equity securities of the Company as of immediately prior (on a fully diluted basis).

Management’s Evaluation

Management has evaluated subsequent events through September 24, 2020, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

RYCA INTERNATIONAL, INC.

BALANCE SHEET

As of June 30, 2020 and December 31, 2019

	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$550,438	$250,325
Total current assets	550,438	250,325

Total Assets	550,438	250, 325

LIABILITIES AND OWNERS' EQUITY
Current Liabilities
Accounts payable	330	1,280
State tax payable	672	13,513
Unearned revenue	410,370	375,759
Total Current Liabilities	411,372	390,554

Shareholder Notes Payable	-	126,044
SE Convertible Notes	484,884	-
SAFEs	200,356	-
Convertible Notes	-	175,000
Accrued interest payable	-	25,715
Total Long-Term Liabilities	685,240	326,759
Total Liabilities	1,096,612	717,313

OWNERS' EQUITY

Common Stock	5,006	5,006
Capital Contribution	144,868	141,324
Retained Earnings	(696,048)	(613,318)
Total Owners' Equity	(546,174)	(466,988)

Total Liabilities and Owners' Equity	$550,438	$250,325

RYCA INTERNATIONAL, INC.

STATEMENT OF OPERATIONS

For Six Months Ending June 30, 2020 and 2019

	2020	2019
Revenues	$-	$-

Operating expenses
General and administrative	66,790	409
Sales and marketing	14,300	41,000
Total operating expenses	81,090	41,409

Net Operating Income (Loss)	(81,090)	(41,409)

Interest expense	1,641	-

Net Income (Loss)	$(82,731)	$(41,409)

RYCA INTERNATIONAL, INC.

STATEMENT OF OWNERS’ EQUITY

For Six Months Ending June 30, 2020

	Common Stock	Additional Paid-In Capital	Retained Earnings	Total Owners’ Equity
Balance as of January 1, 2019	$5,006	$116,224	$(350,489)	$(229,259)
Capital Contributions		25,100		25,100
Net Income (Loss)			(262,829)	(262,829)
Balance as of December 31, 2019	5,006	141,324	(613,318)	(466,988)
Capital Contributions		3,544		3,544
Net Income (Loss)			(82,731)	(82,731)
Balance as of June 30, 2020	$5,006	$144,868	$(696,049)	$(546,175)

RYCA INTERNATIONAL, INC.

STATEMENT OF CASH FLOWS

For Six Months Ending June 30, 2020 and 2019

	2020	2019
Operating Activities
Net Income (Loss)	$(82,731)	$(41,409)
Adjustments to reconcile net income (loss) to net cash provided by operations:	-	-
Changes in operating asset and liabilities:
Increase (Decrease) in unearned revenue	34,611	-
Increase (Decrease) in accounts payable	(952)	36,348
Increase (Decrease) in state tax payable	(12,841)	-

Net cash used in operating activities	(61,913)	(5,061)

Investing Activities
None	0	0

Net cash used in operating activities	0	0

Financing Activities
Proceeds from SE Convertible loan issuance	484,884	0
Proceeds from Shareholder Notes	-	7,600
Repayments Shareholder Notes payable	(126,403)	-
Proceeds from capital contributed	3,544	-

Net change in cash from financing activities	362,025	7,600

Net change in cash and cash equivalents	300,112	2,539

Cash and cash equivalents at beginning of period	250,325	-
Cash and cash equivalents at end of period	$550,437	$2,539

RYCA INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

As of June 30, 2020 and 2019

NOTE 1 – NATURE OF OPERATIONS

Ryca International, Inc. (which may be referred to as the “Company”, “we,” “us,” or “our”) was incorporated in Delaware on 2007 but was dormant from 2012 until 2019. The Company is engaged in the development, design and direct-to-customer marketing of their half-mouth toothbrush product. The Company has offered presales of their product through 2019 with manufacturing and deliver to consumers planned for early 2021.

Since Inception, the Company is a development stage and has relied on securing loans, funding from founders and proceeds from product pre-sales. As of June 30, 2020, the Company had negative retained earnings and will likely incur additional losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 7). During the next twelve months, the Company intends to fund its operations with funding from multiple crowdfunding campaigns (see Note 8) and the receipt of funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included. Such adjustments consist of normal recurring adjustments. These unaudited interim financial statements should be read in conjunction with the audited financial statements of the Company for the year ended December 31, 2019. The results of operations for the six-months ended June 30, 2020 are not necessarily indicative of the results that may be expected for the full year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company's business and operations are sensitive to general business and economic conditions in the United States and other countries that the Company operates in. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of June 30, 2020 and December 31, 2019, the Company had $550,438 and $250,325 of cash on hand, respectively.

Fixed Assets

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to forty years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of June 30, 2020, the Company did not have any fixed assets and there was no impairment.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

•	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
•	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.
•	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Any deferred tax items of the Company have been fully valued based on the determination of the Company that the utilization of any deferred tax assets is uncertain.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606 when it has satisfied the performance obligations under an arrangement with the customer reflecting the terms and conditions under which products or services will be provided, the fee is fixed or determinable, and collection of any related receivable is probable. ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied.

The Company earns revenues through the sale of its products. The Company records the revenue when the products have been delivered to their customers.

Accounts Receivable

Trade receivables due from customers are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer's remittance advice or, if unspecified, are applied to the earliest unpaid invoices. As of June 30, 2020 the Company did not have any accounts receivable.

The Company estimates an allowance for doubtful accounts based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

In June 2019, FASB amended ASU No. 2019-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2019, amendments to existing accounting guidance were issued through Accounting Standards Update 2019-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – UNEARNED REVENUE AND PRE-SALE PROCEEDS

The Company has pre-sold its product through its direct-to-customer channel. The Company records the proceeds of its pre-sales as an unearned revenue liability until the product is delivered. As of June 30, 2020 and December 31, 2019, the balance of unearned revenue of the Company totals $410,370 and $375,759, respectively. The Company’s pre-sales have been made through Indiegogo and are reported net of any platform expenses charged by Indiegogo.

The nature of the agreement with customers solicited through the Indiegogo platform is that if the Company is unable to deliver the goods as promised, customers are not necessarily entitled to a refund of their sponsorship amounts. The Company has, nevertheless, booked these amounts as liabilities as it fully expects to be able to deliver the goods in accordance with the Indiegogo campaign.

NOTE 4 – DEBT

On January 22, 2020, the Company repaid $90,000 to Cary Schwartz. The balance owing to Mr. Schwartz of $3,544 was subsequently added to Capital Contribution. The Company repaid the loans from Neill Sullivan and Michael Nelson in full on March 9, 2020 and April 17, 2020, respectively. Bruce Petrie and Barbara Griffin’s loans were repaid in full on April 20, 2020 and April 27, 2020, respectively.

In April 2020, the Company reached an agreement with each of the Convertible Note holders listed below to convert their respective convertible notes into SAFE agreements. If there is an equity financing before the termination of the SAFEs, the SAFEs will automatically convert into the number of shares of SAFE preferred stock equal to the SAFE’s purchase amount and providing for a 50% discount price.

These SAFEs will automatically terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with these SAFEs) immediately following the earliest to occur of: (i) the issuance of capital stock to the investor pursuant to the automatic conversion of the SAFE under Section 1(a); or (ii) the payment, or setting aside for payment, of amounts due the Investor pursuant to Section 1(b) or Section 1(c) of the SAFE agreement.

SAFE agreement holders:

Gigi and Scott Dixon

Purchase Amount: $114,491

McAfee Engineering Profit Sharing Fund

Purchase Amount: 57,245

Jerry Borrison

Purchase Amount: 14,311

Michael Pulwer

Purchase Amount: 14,309

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

NOTE 6 – EQUITY

The Company has a single class of stock. Investor funds have been raised as founders’ shares totaling $5,006 and additional capital has been contributed by founders to support commercial operations in the amounts of $144,868 and $141,324 as of June 30, 2020 and December 31, 2019, respectively.

Reverse Stock Split

In February 2020, the Company completed a 1-for-2 reverse stock split. As a result of the reverse stock split, every two outstanding shares of common stock was automatically converted into one share of common stock. The reverse stock splits decreased the number of the Company’s shares of common stock outstanding.

New Stock Issuances

On March 20, 2020, the Company issued 1,827,866 shares of the Company’s common stock to two shareholders in exchange for $183.

Ryca International, Inc. 2020 Stock Plan

On April 10, 2020, the Company established the Ryca International, Inc., 2020 Stock Plan with a maximum aggregate number of issuable shares totaling 950,640. The purpose of the plan is to advance the interests of Ryca International, Inc., and its stockholders by providing an incentive to attract, retain, and reward persons providing services to the Company. Unless terminated earlier by the Board or if the maximum aggregate number of shares of Stock issuable is increase by vote of the Board or stockholders, the term of the plan is ten (10) years from April 10, 2020.

Stock Option Grants

On April 10, 2020, the Company granted an option to Namrata Chand to purchase 65,285 shares of stock of RYCA International, Inc. at an exercise price of $0.023. Thirty-five percent of the shares vested immediately and the balance will vest equally on a monthly basis over 48 months beginning on May 10, 2020. The option expires on April 10, 2030. The grant was made pursuant to the RYCA International, Inc. 2020 Stock Plan.

On April 10, the Company granted an option to Caleb Vainikka to purchase 19,586 shares of stock of RYCA International, Inc. at an exercise price of $0.023. The shares will vest upon receipt by no later than December 31, 2020, of all deliverables called for under the estimate dated December 3, 2019, from Cove Produce Design to the satisfaction of the Board of Directors of the Company in its sole discretion. The option expires on December 31, 2030. The grant was made pursuant to the RYCA International, Inc. 2020 Stock Plan.

On April 10, the Company granted an option to Scott Ryder to purchase 195,856 shares of stock of RYCA International, Inc. at an exercise price of $0.023. Thirty-five percent of the shares vested immediately and the balance will vest equally on a monthly basis over 48 months beginning on May 10, 2020. The option expires on April 10, 2030. The grant was made pursuant to the RYCA International, Inc. 2020 Stock Plan.

NOTE 7 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2007 and incurred a loss since inception. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 8 – SUBSEQUENT EVENTS

Completed Crowdfunding Offering

On July 23, 2020, the Company completed an offering (the “Crowdfunded Offering”) through StartEngine and its FINRA approved Regulation CF portal, which raised $1,070,000.

The minimum investment was $250, and each investor received a convertible note that offers the investor the right to receive Non-Voting Common Stock in Ryca International, Inc. The amount of Non-Voting Common Stock an investor will receive will be determined at the next equity round in which the Company raises at least $1,500,000 in a qualified equity financing. The highest conversion price per security is set based on a $8,000,000 valuation cap or if less, then the investor will receive a 20.0% discount on the price the new investors are paying. These investors also receive 5.0% interest per year added to their investment. When the maturity date is reached, if the note has not converted then the investors are entitled to receive Non-Voting Common Stock equal to their investment and interest back at a price per security determined by dividing the Valuation Cap by the aggregate number of outstanding equity securities of the Company as of immediately prior (on a fully diluted basis).

The Company intends to revise the agreements with each of the holders of SAFEs listed in Note 4 wherein their outstanding rights under the Safe Conversion Agreement, upon Conversion, will convert into shares of the Company’s Class A Common Stock.

The Company has evaluated subsequent events that occurred after June 30, 2020 through November 30, 2020, the issuance date of these financial statements.

PART III

INDEX TO EXHIBITS

1	Posting Agreement with StartEngine Primary

2.1	Certificate of Incorporation, as amended

2.2	Form of Amended and Restated Certificate of Incorporation

2.3	Bylaws and Form of Amended and Restated Bylaws

2.4	Form of Convertible Note

2.5	Form of Simple Agreement for Future Equity (SAFE)*

4.	Form of Subscription Agreement

6.1	2020 Stock Plan

6.2	Consulting Agreement of Ryan Schwartz, as amended

6.3	Consulting Agreement of Cary Schwartz, as amended

6.4	Consulting Agreement of Summer Harriff, as amended

6.5	Consulting Agreement of Gerald Brewer, as amended

6.6	Consulting Agreement of Scott Ryder, as amended

6.7	Consulting Agreement of Mike Isaac, as amended

6.8	Quotation Agreement with StartEngine Primary*

8.	Form of Escrow Agreement*

11.	Consent of IndigoSpire CPA Group, LLC

12.	Opinion of CrowdCheck Law LLP*

13.	Testing the Waters materials*

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on November 25, 2020.

Ryca International, Inc.

By	/s/ Ryan Schwartz
Ryan Schwartz, President and Chief Executive Officer

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Ryan Schwartz
Ryan Schwartz, Chairman of the Board of Directors, President and Chief Executive Officer
Date: November 25, 2020

/s/ Scott Ryder
Scott Ryder, Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer
Date: November 25, 2020